SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) was recently quoted in two news articles.  A copy of each of the news articles is attached hereto.  The news articles are being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.  The Groveland Group is not affiliated with the publications or the authors of the news articles, and does not endorse or make any representations or warranties concerning the news articles.  The consent of the authors and the publications to file the news articles under Rule 14a-6 was neither sought nor obtained.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

First News Article
NY Post
March 19, 2015
By: Richard Morgan

Steak ’n Shake CEO Biglari battles rival activist over burger joint

[Photo Omitted]

The tables have turned on Sardar Biglari.

The corporate activist — known for knock-down, drag-out proxy fights to include Steak ’n Shake in 2008 — is now battling a rival activist to keep control of the burger joint.

And with the dueling scourges of the C-suite attacking each other, the degree of animosity is unusual even in the down-and-dirty world of corporate coups.

Leading into the company’s April 9 annual meeting, Biglari, the CEO of Steak ‘n Shake parent Biglari Holdings, is busy trying to fend off Groveland Capital, which is attempting to unseat Biglari’s entire six-member board.

[Photo Omitted]

“We believe Mr. Biglari understands that shareholders of Biglari Holdings are not happy with his outsized compensation, his use of company assets to buy shares of the company over which he has sole voting control, and poor corporate governance that, among other things, allows continued conflicts of interest that benefit Mr. Biglari,” Groveland wrote in its most recent salvo Thursday morning.

There’s no shortage of nasty letters and harsh words either from Biglari, who used a similar playbook to gain control of Steak ’n Shake.

“Groveland is investing $1 million in an effort to take over a $1 billion company for its own benefit,” Biglari Holdings said in its most recent missive Wednesday.

Meanwhile, Groveland is challenging Biglari’s claim of transforming Steak ‘n Shake during his six-year tenure from “a nearly insolvent, money-losing restaurant chain on the brink of bankruptcy.”

“It’s a convenient `hero rescues town’ narrative,” counters the Minneapolis-based hedge fund.

But the reality, according to Groveland, is Steak ‘n Shake generated $31.7 million of Ebitda, or earnings before interest, taxes, depreciation and amortization — enough to cover interest obligations an extremely healthy 11.7 times — during the same fiscal year Biglari embarked on his self-styled turn-around.

That the fast-food chain CEO has transformed Steak ‘n Shake is beyond doubt.

Biglari changed the name of the San Antonio-based restaurant chain to his own a month after acquiring Western Sizzlin in March 2010. He then added to Biglari Holdings by acquiring lad-mag Maxim in February 2014 and First Guard Insurance in March 2014.

The executive also had Biglari Holdings buy his own investment company in April 2010 for $4.2 million, only to buy it back from the holding company in July 2013 for $1.7 million.

The real head scratcher, though, is Biglari Holdings’ investing $552 million in Biglari’s investment company after its ownership reverted to the CEO.

According to Groveland, the investment company has since used some of the $552 million to buy stock in Biglari Holdings.

This use of the company’s capital has had the perverse effect of boosting the voting authority of Biglari the CEO to 19 percent of Biglari Holdings — even though he personally owns just 1.5 percent.

The purchase of stock in Biglari Holdings with capital that belongs to Biglari Holdings has not been lost on Mario Gabelli’s GAMCO Asset Management.

As Biglari Holdings’ second-largest shareholder, GAMCO recently asked Biglari the CEO how he planned to vote the company stock financed by the company but overseen by his investment company.

“If those shares abstain, GAMCO, on behalf of its clients, intends to support the incumbents,” the Gabelli fund wrote in a letter viewed by The Post.

“[But] if those shares do not abstain and are directed to vote for the incumbents, GAMCO will look more favorably upon the slate of directors intended to be nominated by the Groveland group.”

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Second News Article
National Restaurant News
March 19, 2015
By: Jonathan Maze

Was Steak 'n Shake nearly insolvent in 2008?[Missing Graphic Reference]

[Photo Omitted]

Much has been made about the comeback at Steak 'n Shake in the years after Sardar Biglari took over the company shortly after being elected to the company’s board of directors. But in a filing earlier this week, Biglari Holdings put a new spin on just how dire the situation was at Steak 'n Shake back in 2008.

According to a presentation that Biglari Holdings made to proxy advisory firms this week, the company said that Steak 'n Shake was “within 90 days of insolvency.”

Steak 'n Shake had seen same-store sales decline 14 straight quarters before the company dramatically lowered prices during the recession under Biglari and lured truckloads of customers in an era when consumers would only eat out cheaply. The chain’s sales have increased each quarter since, driven largely by traffic, making it among the most consistent performers among publicly traded chains.

Biglari was named CEO in August 2008. He took over for Wayne Kelley, who was named interim CEO after the previous chief executive, Alan Gilman, was not re-elected as a company director, according to filings at the time.

Biglari Holdings provides few details about the company’s finances in its presentation, and exactly how the company was that close to insolvency. The presentation only notes that Steak 'n Shake was “losing $100,000 per day.”

Steak 'n Shake recorded a $9.8 million loss in the third quarter of the 2008 fiscal year, just before Biglari took over — a rate of, indeed, $109,000 per day. All of that loss came because of restaurant closing and impairment charges of $14.1 million.

The chain had been profitable in the years before then, though with clearly diminishing earnings and revenues amid its sales weakness. At the time, the company indicated it was working "with urgency" to generate cash and profits. But there are no indications from the company’s 2008 annual report — notably its risk factors — that the chain was that close to insolvency.

[Photo Omitted]

The issue of the comeback at Steak 'n Shake is returning to the forefront because an investor out of Minneapolis, Groveland Capital, is seeking to oust all six board members — including Biglari. Biglari Holdings points to the success of Steak 'n Shake in part as proof of its chairman’s success in resurrecting a dying concept.

Groveland argues that Biglari overstates the comeback at Steak 'n Shake, and says in filings that the chain’s operating results have actually been deteriorating in recent years amid high food costs and the company’s low-cost strategy — combined with high selling, general and administrative expenses.

And Groveland certainly doesn’t think Steak 'n Shake was 90 days from insolvency.

In a response, Groveland calls Biglari’s claim a “hero rescues town narrative,” but suggests that the company had plenty of cash to pay its debts at the time of his takeover. It notes that Steak 'n Shake generated $31.7 million in EBITDA, or earnings before interest, taxes, depreciation and amortization, in 2008, including $8.3 million in the quarter leading up to Biglari being named CEO. In the quarter Biglari became CEO, it had $2.6 million in EBITDA.

It also suggests that the company did not have excess debt and in fact had the capacity to borrow an additional $82 million. And it paid only $2.7 million in interest on its debt in 2008.

In fact, according to one measure of a company’s risk of bankruptcy — known as the “Altman Z-Score” — Groveland argues that Steak 'n Shake, with more debt and falling operating earnings, is in more danger of bankruptcy today than it was when Biglari took over.

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